Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the Preliminary Prospectus Supplement dated
October 5, 2021 and the Prospectus dated August 9, 2019
Registration No. 333-233159

W. P. CAREY INC.

Pricing Term Sheet

$350,000,000 2.450% Senior Notes due 2032

Issuer:	W. P. Carey Inc.
Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB
Security Type:	Senior Unsecured Notes
Pricing Date:	October 5, 2021
Settlement Date:	October 15, 2021 (T+7); Under Rule 15c6-1 under the Securities Exchange Act, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day preceding the closing date will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.
Maturity Date:	February 1, 2032
Interest Payment Dates:	February 1 and August 1, commencing February 1, 2022 (short first coupon)
Principal Amount:	$350,000,000
Benchmark Treasury:	UST 1.250% due August 15, 2031
Benchmark Treasury Price / Yield:	97-15+ / 1.526%
Spread to Benchmark Treasury:	+103 bps
Yield to Maturity:	2.556%
Coupon:	2.450% per year
Public Offering Price:	99.048% of the principal amount
Optional Redemption: Make-Whole Call: Par Call:	Prior to November 1, 2031, T + 20 bps On or after November 1, 2031
Denominations:	$2,000 x $1,000
CUSIP / ISIN:	92936U AJ8 / US92936UAJ88
Joint Book-Running Managers:	J.P. Morgan Securities LLC RBC Capital Markets, LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC
Co-Managers:	BNY Mellon Capital Markets, LLC Regions Securities LLC Stifel, Nicolaus & Company, Incorporated

*Note: A securities rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independently of any other security rating.

No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA.

No UK PRIIPs KID – No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the UK.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC, including the prospectus supplement relating to the notes, for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement relating to the notes if you request it by contacting J.P. Morgan Securities LLC collect at 1-212-834-4533, RBC Capital Markets, LLC toll-free at 1-866-375-6829, U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.